Exhibit (a)(3)

NEUBERGER BERMAN ETF TRUST

TRUST INSTRUMENT

SCHEDULE A

Neuberger China Equity ETF

Neuberger Commodity Strategy ETF

Neuberger Core Equity ETF

Neuberger Disrupters ETF

Neuberger Emerging Markets Debt Hard Currency ETF

Neuberger Energy Transition & Infrastructure ETF

Neuberger Flexible Credit Income ETF

Neuberger Growth ETF

Neuberger International Core Equity ETF

Neuberger International Core Equity Premium Income ETF

Neuberger Japan Equity ETF

Neuberger Option Strategy ETF

Neuberger Quality Select ETF

Neuberger Short Duration Income ETF

Neuberger Small-Mid Cap ETF

Neuberger Small Value ETF

Neuberger Total Return Bond ETF

DATED: February 28, 2026